Exhibit 5.1
150 Third Avenue South, Suite 2800
Nashville, TN  37201
(615) 742-6200

April 6, 2021

CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee 37027

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of (i) shares of the Company’s common stock, $0.01 par value per share, (ii) shares of one or more series of the Company’s preferred stock, $0.01 par value per share, (iii) one or more series of the Company’s debt securities (collectively, the “Debt Securities”) to be issued from time to time under an indenture entered into between the Company, as issuer, and Regions Bank, as trustee (the “Indenture”) (which is included as an exhibit to the Registration Statement), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of Debt Securities, the “Applicable Indenture”), (iv) guarantees of the Debt Securities (the “Guarantees”) by the subsidiary guarantors identified in Schedule I hereto (collectively, the “Subsidiary Guarantors,” and each, a “Subsidiary Guarantor”) to be issued pursuant to the Applicable Indenture, (v) warrants (the “Warrants”) and (vi) units (the “Units”). The Debt Securities, Guarantees, Warrants and Units are referred to herein collectively as the “Securities.”

In rendering our opinions herein, we have relied upon certificates, dated the date of this opinion, signed by officers of CoreCivic and the Subsidiary Guarantors with respect to various factual matters, without having independently verified such factual matters, and certificates of public officials referred to below. In addition, we have reviewed and relied upon such corporate or other organizational documents of the Subsidiary Guarantors and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the Indenture, the Registration Statement, and the Base Prospectus. Further, we have reviewed certificates of existence issued by the Delaware Secretary of State and the Tennessee Secretary of State and representations made to the Company by the California Franchise Tax Board, each as of a recent date.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that upon issuance of any Guarantees by the Subsidiary Guarantors, the amount of the Guarantees will not constitute an unlawful distribution pursuant to Sections 17704.05 of the California Revised Uniform Limited Liability Company Act, 18-607 of the Delaware Limited Liability Company Act, 48-249-306 of the Tennessee Revised Limited Liability Company Act or 48-236-105 of the Tennessee Limited Liability Company Act.

Except as expressly set forth in this opinion letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

CoreCivic, Inc.
April 6, 2021

The opinions expressed herein are limited in all respects to the California Revised Uniform Limited Liability Company Act, the Delaware Limited Liability Company Act, the Tennessee Limited Liability Company Act, the Tennessee Revised Limited Liability Company Act and the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. We express no opinion herein as to antifraud laws, federal or state laws relating to fraudulent transfers or fraudulent conveyances or laws governing preferential transfers, provisions of state law restricting dividends, loans or other distributions by a corporation to or for the benefit of its shareholders, limited liability company or corporate law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of an opinion party thereunder is deemed to be a dividend or distribution, or federal or state communications laws, public service laws, tax laws, the Employee Retirement Income Security Act of 1974 or antitrust laws.

We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, California and Tennessee, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We call to your attention that certain of the Subsidiary Guarantors are organized in the states of Texas, Maryland, Nevada, Colorado and Oklahoma as indicated in Schedule I hereto. Various matters concerning the laws of the State of Texas are addressed in the letter of Liechty, McGinnis, Berryman & Bowen LLP. Various matters concerning the laws of the State of Nevada and Colorado are addressed in the letters of Brownstein Hyatt Farber Schreck, LLP. Various matters concerning the laws of the State of Oklahoma are addressed in the letter of McAfee & Taft. Various matters concerning the validity of the Company’s common stock and preferred stock and the laws of the State of Maryland are addressed in the opinion of Miles & Stockbridge P.C., Maryland counsel for the Company, each of which has been separately provided to you. We express no opinion with respect to those matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.  When the Applicable Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Applicable Indenture and authorized by all necessary corporate action of the Company, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Applicable Indenture and in the manner contemplated by the applicable Prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  When the specific terms of a particular Guarantee of such series of Debt Securities by a Subsidiary Guarantor have been duly established in accordance with such Applicable Indenture and authorized by all necessary limited liability company action of such Subsidiary Guarantor, and when a supplement to the Applicable Indenture providing for such Guarantee has been duly authorized by all necessary limited liability company action of such Subsidiary Guarantor, and when such Guarantee has been duly executed, issued and delivered in accordance with the Applicable Indenture and such supplement to the Applicable Indenture and in the manner contemplated by the applicable Prospectus and such limited liability company action, such Guarantee will be a legally valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

3.  When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.  When the applicable unit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Units have been duly authorized in accordance with the terms of the applicable unit agreement and authorized by all necessary corporate action of the Company, and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable unit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Units have been duly authorized and reserved for issuance by all necessary corporate action), such Units will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

CoreCivic, Inc.
April 6, 2021

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (o) provisions purporting to make a guarantor primarily liable rather than as a surety, (p) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Debt Securities, Warrants and Units, and the Applicable Indenture, the Guarantees, warrant agreements and unit agreements governing such Securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company and the Subsidiary Guarantors parties thereto, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

To the extent that any obligations of the Company or the Subsidiary Guarantors with respect to the Guarantees may be dependent on such matters, we have assumed for purposes of this opinion that, in the case of any agreement or instrument pursuant to which any Guarantees are to be issued, there will be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in the facts or law relating to the matters covered by this opinion that may hereafter come to our attention.

Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bass, Berry & Sims, PLC

Schedule I

Subsidiary Guarantors

1.	ACS Corrections of Texas, L.L.C., a Texas limited liability company
2.	Avalon Corpus Christi Transitional Center, LLC, a Texas limited liability company
3.	Avalon Correctional Services, Inc., a Nevada corporation
4.	Avalon Transitional Center Dallas, LLC, a Texas limited liability company
5.	Avalon Tulsa, L.L.C., an Oklahoma limited liability company
6.	Carver Transitional Center, L.L.C., an Oklahoma limited liability company
7.	CCA Health Services, LLC, a Tennessee limited liability company
8.	CCA International, LLC, a Delaware limited liability company
9.	CCA South Texas, LLC, a Maryland limited liability company
10.	CoreCivic, LLC, a Delaware limited liability company
11.	CoreCivic Government Solutions, LLC, a Maryland limited liability company
12.	CoreCivic of Tallahassee, LLC, a Maryland limited liability company
13.	CoreCivic of Tennessee, LLC, a Tennessee limited liability company
14.	CoreCivic TRS, LLC, a Maryland limited liability company
15.	Correctional Alternatives, LLC, a California limited liability company
16.	Correctional Management, Inc., a Colorado corporation
17.	EP Horizon Management, LLC, a Texas limited liability company
18.	16. Fort Worth Transitional Center, L.L.C., an Oklahoma limited liability company
19.	Green Level Realty LLC, a Colorado limited liability company
20.	National Offender Management Systems, LLC, a Colorado limited liability company
21.	Prison Realty Management, LLC, a Tennessee limited liability company
22.	Recovery Monitoring Solutions Corporation, a Texas corporation
23.	Rocky Mountain Offender Management Systems, LLC, a Colorado limited liability company
24.	Southern Corrections Systems of Wyoming, L.L.C., an Oklahoma limited liability company
25.	Technical and Business Institute of America, LLC, a Tennessee limited liability company
26.	Time to Change, Inc., a Colorado corporation
27.	TransCor America, LLC, a Tennessee limited liability company
28.	Turley Residential Center, L.L.C., an Oklahoma limited liability company